Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-3 of our reports dated April 26, 2010, relating to the consolidated financial statements of Gerdau S.A., and the effectiveness of Gerdau S.A.’s internal control over financial reporting, appearing in the Annual Report on Form 20-F/A of Gerdau S.A. for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Deloitte Touche Tohmatsu

Auditores Independentes Porto Alegre, Brazil

December 17, 2010